Exhibit 10.20

COMMUNICATIONS SALES & LEASING, INC.

DEFERRED COMPENSATION PLAN

Effective August 10, 2015

TABLE OF CONTENTS

			Page

ARTICLE I

INTRODUCTION

Section	1.01.	The Plan	1
Section	1.02.	Applicability	1

ARTICLE II

DEFINITIONS

Section	2.01.	In General	1

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section	3.01.	Eligibility Requirements	4
Section	3.02.	Continued Participation	4
Section	3.03.	Termination of Eligibility	4
Section	3.04.	Termination of Participation	4

ARTICLE IV

ELECTIVE DEFERRALS

Section	4.01.	Elective Deferral Elections	5
Section	4.02.	No Election Changes During Plan Year	5
Section	4.03.	FICA and FUTA Taxes	5

ARTICLE V

EMPLOYER CONTRIBUTIONS

Section	5.01.	Discretionary Profit Sharing Contributions	5

ARTICLE VI

PARTICIPANT ACCOUNTS/ALLOCATION OF CONTRIBUTIONS

Section	6.01.	Participant’s Accounts	6
Section	6.02.	Elective Deferrals	6
Section	6.03.	Profit Sharing Contributions	6

ARTICLE VII

INVESTMENTS

Section	7.01.	In General	6

ARTICLE VIII

VESTING

Section	8.01.	Elective Deferral Accounts	6
Section	8.02.	Employer Contributions	6
Section	8.03.	Full Vesting Rule	6
Section	8.04.	Forfeitures	6

ARTICLE IX

DISTRIBUTIONS

Section	9.01.	Election of Time and Form of Payment	6
Section	9.02.	Change of Distribution Election Method	7
Section	9.03.	Times for Distribution	7
Section	9.04.	Distribution Delay for Specified Employees	7
Section	9.05.	De Minimis Amounts	7
Section	9.06.	Delayed Distributions	7
Section	9.07.	Withholding	8
Section	9.08.	Death Distribution	8
Section	9.09.	Beneficiary Designations	8
Section	9.10.	Payments to Minors or Incompetents	8
Section	9.11.	Undistributable Accounts	8
Section	9.12.	Additional Payments	8

ARTICLE X

UNFORESEEABLE EMERGENCIES

Section	10.01.	Unforeseeable Emergencies	8

ARTICLE XI

ADMINISTRATION OF THE PLAN

Section	11.01.	Plan Administrator	9
Section	11.02.	Powers of Plan Administrator	9
Section	11.03.	Decisions of Plan Administrator	10
Section	11.04.	Administrative Expenses	10
Section	11.05.	Eligibility To Participate	10
Section	11.06.	Indemnification	10

ii

ARTICLE XII

CLAIMS PROCEDURES

Section	12.01.	Filing a Claim	10
Section	12.02.	Review of Initial Claim	10
Section	12.03.	Appeal of Denial of Initial Claim	10
Section	12.04.	Review of Appeal	11
Section	12.05.	Disability Claims	11
Section	12.06.	Form of Notice to Claimant	11
Section	12.07.	Discretionary Authority of Plan Administrator	12
Section	12.08.	Exhaustion of Claims Procedures	12

ARTICLE XIII

FUNDING

Section	13.01.	Establishment of the Trust	12
Section	13.02.	Participants Remain General Creditors	12

ARTICLE XIV

MODIFICATION OR TERMINATION OF PLAN

Section	14.01.	Company’s Obligations Limited	12
Section	14.02.	Right To Amend or Terminate	12
Section	14.03.	Effect of Termination	12

ARTICLE XV

GENERAL PROVISIONS

Section	15.01.	Plan Information	13
Section	15.02.	Inalienability	13
Section	15.03.	Rights and Duties	13
Section	15.04.	No Enlargement of Employment Rights	13
Section	15.05.	Apportionment of Duties	13
Section	15.06.	Applicable Law	13
Section	15.07.	Conformance with Applicable Laws	13
Section	15.08.	Binding Effect	13
Section	15.09.	Severability	13
Section	15.10.	Captions	13
Section	15.11.	Receipt and Release	13
Section	15.12.	Offsets	13

iii

COMMUNICATIONS SALES & LEASING, INC. DEFERRED COMPENSATION PLAN

August 10, 2015

ARTICLE I

INTRODUCTION

Section 1.01.  The Plan.  As of August 10, 2015 (the “Effective Date”), CSL National, LP hereby adopts the Communications Sales & Leasing, Inc. Deferred Compensation Plan (the “Plan”).  The Plan is established and maintained by the Company primarily to permit certain management or highly compensated employees of the Company and its Subsidiaries, within the meaning of Section 301(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to defer a percentage of their Compensation.  The Plan is an unfunded deferred compensation plan intended to qualify for the exemptions provided in, and shall be administered in a manner consistent with, Sections 201, 301 and 401 of ERISA and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  This introduction and the following Articles, as may be amended from time to time, comprise the Plan.

Section 1.02.  Applicability.  The terms and provisions of the Plan, as hereinafter set forth and as may be amended from time to time, establish the rights and obligations with respect to Participants on and after the Effective Date and to transactions under the Plan on and after such date.

ARTICLE II

DEFINITIONS

Section 2.01.  In General.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a)“Active Participant” means, for each Plan Year, a Participant who has enrolled in the Plan for any portion of the Plan Year by authorizing Elective Deferrals in accordance with Section 4.01.

(b)“Affiliate” means a corporation, trade or business which is, together with the Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of Code Section 414(b) or (c)), but only for the period during which such other entity is so affiliated with the Employer.

(c)“Base Compensation” means the amount of a Participant’s basic or regular rate of remuneration paid to the Participant by the Employer (in the course of the Employer’s trade or business) during the Plan Year, including the amount of remuneration otherwise excludable from the gross income of the Participant under a salary reduction agreement by reason of the application of Code Section 125, 401(k), 402(e)(3) or 132(f) but excluding the amount of any overtime, bonuses or incentive pay, and stock options paid for such period.

(d)“Beneficiary” means the individual(s) and/or trust(s) entitled to receive benefits under the Plan upon the death of a Participant in accordance with Section 9.08.

(e)“Board of Directors” means the Board of Directors of the Company, as from time to time constituted.

(f)“Bonus” means the Compensation otherwise payable currently or within two and one-half months following the Plan Year end to a Participant under a bonus plan or arrangement of an Employer.

(g)“Change in Control” means, if at any time subsequent to the Effective Date, any of the following events shall have occurred:

(i)The acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(each, a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this definition, any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) below shall not be deemed to result in a Change in Control;

(ii)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)The consummation of a reorganization, merger or consolidation or sale or other disposition of more than fifty percent (50%) of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(h)“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific Section of the Code shall include such Section, any regulation interpreting such Section and any comparable provision of any future legislation amending, supplementing or superseding such Section.

(i)“Company” means Communications Sales & Leasing, Inc.  Unless otherwise delegated by the Board of Directors, the Compensation Committee of the Company shall act on behalf of the Company for purposes of the Plan.

(j)“Compensation” means wages (within the meaning of Section 3401(a) of the Code) and all other payments of compensation which an Employer is required to report in Box 1 (“wages, tips, other compensation”) of IRS Form W‑2, (i) including the aggregate of any Elective Deferrals credited to his or her Elective Deferral Account and any other amounts (A) contributed by an Employer on his or her behalf to an employee benefit plan pursuant to a salary reduction agreement and (B) not includible in gross income under Section 125, 132(f) or 402(e)(3) of the Code; but (ii) excluding amounts paid or reimbursed by the Employer for moving expenses incurred by the Participant, to the extent that at the time of payment it is reasonable to believe that such amounts will qualify as a qualified moving expense reimbursement (within the meaning of Section 132(a)(6) of the Code); and (iii) determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the agricultural labor exception).

(k)“Disability” or “Disabled” means a Participant’s inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant’s receipt of income replacement benefits for a period of not less than three months under an accident or health plan sponsored by the Employer.  A Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administration.

(l)“Elective Deferrals” means, as to each Participant, the amounts credited to the Participant’s Elective Deferral Account pursuant to the Participant’s deferral election made in accordance with Section 4.01.

(m)“Eligible Employee” means an employee who is determined by the Plan Administrator to be a member of the select group of management or highly compensated employees of the Employer and who have been designated by the Employer as eligible to participate.

(n)“Employee” means an individual who is a common‑law employee or a leased employee of any Employer.

(o)“Employer” means, except to the extent the context clearly indicates reference to an individual employer, collectively CSL National, LP, the Company and any Subsidiary which, consistent with authorization by the Company, has adopted the Plan and any successor thereto.  Unless otherwise delegated by the Board of Directors, the Board of Directors shall act on behalf of the Employer for purposes of the Plan.  By its adoption of the Plan, an Employer shall be deemed to appoint the Company and the Plan Administrator its exclusive agents to exercise on its behalf all of the power and authority conferred by the Plan upon the Employer.  The authority of the Company and the Plan Administrator to act as such agents shall continue until the Plan is terminated as to the adopting Employer and the assets have been distributed to Participants in accordance with the Plan.

(p)“Employer Contributions” means the amounts credited to Participants’ Accounts as Profit Sharing Contributions in accordance with Article V, but excluding Elective Deferrals.

(q)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific Section of ERISA shall include such Section, any regulation interpreting such Section and any comparable provision of any future legislation amending, supplementing or superseding such Section.

(r)“Participant” means an Eligible Employee who becomes a Participant in the Plan pursuant to Section 3.01 and has not ceased to be a Participant pursuant to Section 3.03 or 3.04.

(s)“Participant’s Account” or “Account” means, as to any Participant, the separate bookkeeping account maintained in order to reflect his or her interest in the Plan.  Each Participant’s Account may be comprised of separate subaccounts, as follows:

(i)“Elective Deferral Account” means the subaccount maintained to record the Elective Deferrals made on behalf of the Participant pursuant to Section 4.01 and any adjustments relating thereto.

(ii)“Profit Sharing Account” means the subaccount maintained to record the Profit Sharing Contributions made on behalf of the Participant pursuant to Section 5.01 and any adjustments relating thereto.

(t)“Plan” means the Communications Sales & Leasing, Inc. Deferred Compensation Plan, as set forth in this instrument and as heretofore or hereafter amended from time to time.

(u)“Plan Administrator” means the Company.

(v)“Plan Year” means the calendar year.

(w)“Profit Sharing Contribution” means, as to each Participant, the amounts (if any) credited to a Participant’s Profit Sharing Account in accordance with Section 5.01.

(x)“Service” means, as to each Employee, each period beginning on his or her first day of employment with an Employer and ending on his or her next Severance Date.  An Employee’s Service shall include periods of employment with a predecessor employer (within the meaning of Code Section 414(a)), provided any such period otherwise qualifies as Service under this definition.

(y)“Severance Date” means the earlier of (i) the date on which an Employee dies or his or her employment with all Employers otherwise terminates, or (ii) the first anniversary of the first date of a period in which an Employee remains absent from Service with all Employers for any reason other than his or her death or other termination of employment.  The determination of whether an Employee has a termination of employment will be made in accordance with Code Section 409A and the regulations thereunder.

(z)“Specified Employee” means a person who is a Specified Employee determined in accordance with Code Sections 416(i) and 409A, including regulations and guidance issued thereunder, and pursuant to any policies and procedures for the Plan as adopted by the Plan Administrator.  In general, “Specified Employee” means any employee who, as of the date of such person’s termination of employment from all Affiliates, was:

(i)an officer of the Affiliates having annual compensation greater than the adjusted limit specified in Code Section 416(i) ($165,000 for 2012);

(ii)a 5% owner of the Affiliates; or

(iii)a 1% owner of the Affiliates having annual compensation of more than $150,000.

For purposes of clause (i), no more than 50 employees of the Affiliates, ranked by Compensation (or, if lesser, the greater of three employees or 10% of the employees), shall be treated as officers.

(aa)“Subsidiary” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock, membership or other interests issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

(bb)“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The determination of whether there has been an Unforeseeable Emergency will be made in accordance with Code Section 409A, including regulations and guidance issued thereunder.

(cc)“Weighted Average Cost of Debt” means the market value weighted average yield of the Company’s long term and short term debt.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section 3.01.  Eligibility Requirements.  Every Employee of an Employer who is an Eligible Employee as determined by the Plan Administrator shall be eligible to participate in the Plan as of the date the Plan Administrator notifies the Employee he or she is an Eligible Employee.  An Eligible Employee may become a Participant in the Plan by completing a deferral election in accordance with Section 4.01 or by the Employer making a contribution to the Plan on behalf of the Eligible Employee.

Section 3.02.  Continued Participation.  Subject to Section 3.03, an individual who becomes a Participant in the Plan shall continue to be a Participant and may continue to make written deferrals in accordance with Section 4.01 so long as he or she remains an Eligible Employee.

Section 3.03.  Termination of Eligibility.  A Participant will become ineligible to continue to participate in the Plan when he or she is no longer an Eligible Employee or on his or her Severance Date.  The Plan Administrator may terminate an Employee’s participation in the Plan prospectively for any reason, including, but not limited to, the Plan Administrator’s determination that such Employee is no longer an Eligible Employee or that termination is necessary in order to maintain the Plan as a top hat plan in accordance with ERISA.

Section 3.04.  Termination of Participation.  An Eligible Employee who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed.  However, an Eligible Employee who has become a Participant may or may not be an Active Participant making an Elective Deferral for a particular Plan Year, depending upon whether he or she has elected to make Elective Deferrals for that Plan Year.

ARTICLE IV

ELECTIVE DEFERRALS

Section 4.01.  Elective Deferral Elections.  At the time and in the manner prescribed in this Section 4.01, each Eligible Employee may elect to defer portions of his or her Base Compensation, Bonuses and other cash Compensation otherwise payable to him or her for the Plan Year and to have the amounts of such deferrals credited to his or her Elective Deferral Account under the Plan, provided he or she elects to make Elective Deferrals in such manner and within such advance notice period as the Plan Administrator shall specify.  Each eligible employee may defer up to 75% of his or her Base Compensation, up to 90% of his or her Bonuses, and up to 90% of his or her other cash Compensation.

(a)Deferral Elections.  A Participant, or Eligible Employee desiring to become a Participant, may elect, in accordance with rules and procedures established by the Plan Administrator, to defer Base Compensation, Bonuses, and other cash Compensation otherwise payable to him or her for the Plan Year by executing a deferral election form and filing such election with the Plan Administrator on or before the deadlines prescribed in Section 4.01(b) for initial elections or Section 4.01(c) for subsequent elections.  The Participant shall also elect at the time of deferral election, in accordance with Section 9.01, the form of payment for distribution of the amounts credited to the Participant’s Account(s) for the Plan Year of that deferral election.  Each deferral election and related distribution election shall be valid only for the Plan Year to which it relates.  A Participant’s election will continue for each subsequent year the Participant is an Eligible Employee under the Plan.  A Participant wishing to terminate or change his or her election for any subsequent Plan Year must submit a new deferral election and related distribution election for such Plan Year pursuant to Section 4.01(c).

(b)Initial Deferral Elections.  Initial deferral elections for an Eligible Employee must be received within 30 days from the date he or she first becomes eligible.  If the Eligible Employee fails to timely submit an initial deferral election within 30 days from the date he or she first becomes eligible, the Eligible Employee will become a Participant in the Plan as of the first day of the Plan Year following the date he or she files a deferral election.  The initial deferral election shall apply only to Compensation earned after such election is received by the Plan Administrator.  For Compensation that is earned based upon a specified performance period (for example, an annual bonus), where an initial deferral election is made after the beginning of the performance period, the election shall apply only to an amount equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c)Elections for Subsequent Plan Years.  A Participant may elect to change or reinstate his or her active participation in the Plan for any Plan Year following the Plan Year of the Participant’s initial participation in the Plan by electing to defer Base Compensation and Bonuses otherwise payable to him or her for such subsequent Plan Year by executing a deferral election form and filing such election with the Plan Administrator on or before December 31 of the year preceding the Plan Year for which the Eligible Employee is making the election.

Section 4.02.  No Election Changes During Plan Year.  A Participant shall not be permitted to change or revoke his or her election for a Plan Year after the beginning of such Plan Year.  Notwithstanding the foregoing, the deferral election of a Participant who receives a distribution from the Employer’s 401(k) plan on account of a hardship, as defined by the 401(k) plan, or suffers a Disability shall be cancelled for the remainder of the Plan Year.  The Participant whose deferral election is automatically revoked hereunder is entitled to again defer to the Plan effective as of the first day of the Plan Year following the year of revocation.  In addition, a deferral election of a Participant who receives a distribution from the Plan on account of an Unforeseeable Emergency will be cancelled in accordance with Section 10.01(d).

Section 4.03.  FICA and FUTA Taxes.  FICA and FUTA taxes attributable to Elective Deferrals credited to a Participant’s Account under Section 4.01 shall be withheld from the portion of Compensation paid directly to the Participant.

ARTICLE V

EMPLOYER CONTRIBUTIONS

Section 5.01.  Discretionary Profit Sharing Contributions.  For any Plan Year, the Employer may credit to any Participant’s Profit Sharing Account such amount (if any) as the Employer may direct be allocated as a Profit Sharing Contribution for such Plan Year.  The Employer shall determine (in its discretion) which Employees or classes of Employees are eligible to receive such a Profit Sharing Contribution and the amount each such Eligible Employee or class of Eligible Employees shall receive for the Plan Year.

ARTICLE VI

PARTICIPANT ACCOUNTS/ALLOCATION OF CONTRIBUTIONS

Section 6.01.  Participant’s Accounts.  The Plan Administrator shall establish a bookkeeping Account for each Participant reflecting subaccounts for Elective Deferrals and Profit Sharing Contributions made under the terms of Articles IV and V.  A Participant’s Account shall reflect his or her share of such deferrals, including his or her allocable share of any gains and losses pursuant to Section 7.01.

Section 6.02.  Elective Deferrals.  Any Elective Deferrals made on behalf of an Active Participant shall be credited to his or her Elective Deferral Account as soon as practicable.

Section 6.03.  Profit Sharing Contributions.  Any Profit Sharing Contributions made for a Plan Year shall be credited, as soon as reasonably practicable, to the Profit Sharing Accounts of all Eligible Employees for whom the Profit Sharing Contributions were made pursuant to Section 5.01.

ARTICLE VII

INVESTMENTS

Section 7.01.  In General.  Unless otherwise determined by resolution of the Company’s Board of Directors, the Participants’ Account(s) shall be credited with an annual rate of return equal to the lesser of (a) the Company’s Weighted Average Cost of Debt and (b) the then current yield on the United States 10 year Treasury Note as quoted in The Wall Street Journal for the last business day of the previous calendar year.

ARTICLE VIII

VESTING

Section 8.01.  Elective Deferral Accounts.  Each Participant shall have a fully 100% vested and nonforfeitable interest in his or her Elective Deferral Account at all times.

Section 8.02.  Employer Contributions.  Unless the Company determines otherwise with respect to a Participant, the interest of each Participant in his or her Profit Sharing Account shall vest in accordance with the following schedule:

Years of Service	Vested Percentage
Less than one year	0%
One but less than two	0
Two but less than three	0
Three years or more	100

Section 8.03.  Full Vesting Rule.  Notwithstanding the foregoing provisions of this Article VIII, a Participant who has not already begun to receive distributions under the Plan shall have a fully 100% vested and nonforfeitable interest in his or her Profit Sharing Account if the Participant dies or becomes Disabled, if a Change in Control occurs or if the Plan is terminated.

Section 8.04.  Forfeitures.  The nonvested portions of a Participant’s Profit Sharing Account shall be immediately forfeited upon termination of his or her employment with all Employers.

ARTICLE IX

DISTRIBUTIONS

Section 9.01.  Election of Time and Form of Payment.  A Participant’s Account may first be distributed upon the occurrence of any of the following events in the following forms as elected by the Participant on his or her distribution election form:

(a)Specified Time.  A Participant is entitled to payment of his or her Elective Deferral Account, as vested under Article VIII, at a specified time or pursuant to a fixed schedule specified in his or her distribution election form.  The amount payable will be paid in a single lump‑sum cash payment, unless the Participant elects on his or her distribution election form to receive such payment in annual installments not to exceed four years.

(b)Separation From Service.  A Participant is entitled to payment of his or her Account(s), as vested under Article VIII, following the termination of his or her employment status with all Employers.  The amount payable will be paid in a single lump‑sum cash payment, unless the Participant elects on his or her distribution election form to receive such payment in annual installments not to exceed five years.

(c)Change in Control.  A Participant is entitled to payment of his or her Account(s), as 100% vested pursuant to Article VIII, upon the occurrence of a Change in Control.  The amount payable will be in a single lump‑sum cash payment.

(d)Death.  A Participant is entitled to payment of his or her Account(s), as 100% vested pursuant to Article VIII, upon the Participant’s death.  The amount payable will be in a single lump‑sum cash payment.

(e)Disability.  A Participant is entitled to payment of his or her Account(s), as 100% vested pursuant to Article VIII, upon the medical determination of a Participant’s Disability.  The amount payable will be in a single lump‑sum cash payment, unless the Participant elects on his or her distribution election form to receive such payments in annual installments not to exceed five years.

If a Participant’s distribution election is ineffective for any reason or no distribution election is made, the Participant’s Account(s) will be paid in a single lump‑sum cash payment on the Participant’s separation from service, Change in Control or Disability, as the case may be.  For all purposes of the Plan, whether a Participant has a separation from service will be determined in accordance with Code Section 409A and the regulations and guidance thereunder.  Notwithstanding the foregoing, a Participant’s Account(s) may also become distributable upon an Unforeseeable Emergency pursuant to Section 10.01.

Section 9.02.  Change of Distribution Election Method.  A Participant may change the form of distribution elected pursuant to Section 4.01 by giving the Plan Administrator written notice of such change in accordance with the following rules:

(a)Any subsequent distribution election may not take effect until at least 12 months after the date on which the election is submitted to the Plan Administrator; and

(b)With respect to distribution elections that relate to a Participant’s separation from employment, or specified time, other than in cases of Disability, death or subject to the limitations provided in Section 10.01, such election shall not take effect until at least five years from the date the distribution would have otherwise been made.

Section 9.03.  Times for Distribution.  Subject to Sections 9.01 and 9.02, (a) if distributions from a Participant’s Account(s) are payable in the lump‑sum form provided under the Participant’s distribution election, distributions shall be made as soon as reasonably possible after the date the event permitting the distribution occurs but no later than 15 days following the distribution event; and (b) if distributions from a Participant’s Account(s) are payable in the form of installments as provided under the Participant’s distribution election, the first installment shall be paid within 15 days of the distribution event, and the remaining installments shall be paid on the successive anniversaries of the date of the first payment.

Section 9.04.  Distribution Delay for Specified Employees.  To the extent a Participant is a Specified Employee, any distribution from the Plan on account of termination of employment will not be made until the date which is (a) six months after the date of the Specified Employee’s separation from service with the Employer or, if earlier, (b) the date of the Specified Employee’s death.  To the extent a Specified Employee has chosen to receive distributions in installments, the first installment shall be paid on the first business day after expiration of the six-month period, with all successive installments paid according to the times set forth in Section 9.03.

Section 9.05.  De Minimis Amounts.  Notwithstanding any payment election made by the Participant, the vested balance in all Account(s) of the Participant will be distributed in a single lump‑sum payment at the time designated under the Plan if at the time of a separation from service, death, Disability or Change in Control, the vested balance does not exceed $50,000.  In addition, the Employer may distribute a Participant's vested balance in all Account(s) of the Participant at any time if the balance does not exceed the limit in Code Section 402(g)(1)(B) and results in the termination of the Participant’s entire interest in the Plan.

Section 9.06.  Delayed Distributions.  Notwithstanding any provision of the Plan to the contrary, distributions under the Plan may be delayed for any reason permitted by Code Section 409A and the guidance thereunder, including, but not limited to, the Employer reasonably anticipating that its deduction with respect to any distribution is limited or eliminated by the application of Code

Section 162(m) or reasonably anticipating that a distribution would violate federal securities laws or other applicable laws.  Any delay hereunder will be made in accordance with Code Section 409A and the guidance thereunder.

Section 9.07.  Withholding.  The Employer may withhold any federal, state or local taxes required with respect to any distribution under the Plan.  The Participant shall take whatever action the Plan Administrator deems appropriate with respect to withholding of taxes, including, but not limited to, the Participant remitting to the Employer any taxes required to be withheld by the Employer under federal, state or local law as a result of the distribution.

Section 9.08.  Death Distribution.  Upon the death of a Participant and receipt of proof of death satisfactory to the Plan Administrator, distribution of the balance credited to his or her Account(s) shall be paid to his or her Beneficiary in the form elected pursuant to Section 9.01.

Section 9.09.  Beneficiary Designations.  A Participant may designate one or more primary Beneficiaries and contingent Beneficiaries on such form as the Plan Administrator shall specify.  A Participant may designate different Beneficiaries (or revoke a prior designation) at any time by delivering a new designation form (or a signed revocation of a prior designation) to the Plan Administrator.  If a Participant dies without having designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account(s) shall be payable first to his or her surviving spouse or, if the Participant is not survived by his or her spouse, the Account shall be paid to the executor and/or administrator of the Participant’s estate.

Section 9.10.  Payments to Minors or Incompetents.  If any individual to whom a benefit is payable under the Plan is a minor, or if the Plan Administrator determines that any individual to whom a benefit is payable under the Plan is mentally incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, administrator or other representative of the estate of the minor or incompetent which has been duly appointed by a court of competent jurisdiction.

Section 9.11.  Undistributable Accounts.  Each Participant and (in the event of death) his or her Beneficiary shall keep the Plan Administrator advised of his or her current address.  If the Plan Administrator is unable (after making reasonable efforts) to locate the Participant or Beneficiary to whom a Participant’s Account(s) is payable under this Article IX:

(a)the Participant’s Account(s) shall be frozen as of the date the Participant or Beneficiary entitled to payment of the Account(s) is first determined to be missing and no further appreciation, depreciation, earnings, gains or losses shall be credited or debited thereto; and

(b)if the Participant or Beneficiary whose Account(s) was frozen under paragraph (a) above later files a claim for distribution of the Account(s), and if the Plan Administrator (in its discretion) determines that such claim is valid, then the balance previously frozen shall be restored to the Account(s).

Section 9.12.  Additional Payments.  As allowed under Section 409A of the Code and its accompanying regulations, the Plan permits a Participant to receive a distribution from his or her vested Account of any amount deemed to violate Section 409A.  Such payment may not exceed the amount required to be included as income as a result of such failure to comply with Section 409A and its accompanying regulations.

ARTICLE X

UNFORESEEABLE EMERGENCIES

Section 10.01.  Unforeseeable Emergencies.  A Participant may apply to the Plan Administrator for a distribution from the Plan on account of an Unforeseeable Emergency.  The Plan Administrator (in its sole discretion) shall determine whether an Unforeseeable Emergency exists based on the relevant facts and circumstances of each case.  If the Plan Administrator (in its discretion) approves an application for a distribution on account of an Unforeseeable Emergency, the amount withdrawn shall be (a) withdrawn from the subaccounts of the Participant’s Elective Deferral Account as specified in procedures approved by the Plan Administrator (in its discretion), and (b) distributed to the Participant as soon as reasonably possible after the application approval date, but no later than 60 days following the application approval date.  A Participant may make a withdrawal from his or her Elective Deferral Account subject to the following rules:

(a)Unforeseeable Emergency.  For purposes of applying this Section 10.01, a Participant may make a withdrawal only in the event of an Unforeseeable Emergency.

(b)Amount Limitation.  The amount available for the Unforeseeable Emergency is limited to the amount reasonably necessary to satisfy the emergency need, as determined by the Plan Administrator (in its discretion), and shall not exceed the balances credited to the Participant’s Elective Deferral Account, determined as of the date that next preceded the withdrawal date; provided, however, that no income allocated to his or her Elective Deferral Account shall be available for withdrawal.

(c)Other Sources.  The Participant shall first obtain reimbursement through insurance or otherwise and shall liquidate assets to the extent the liquidation of such assets would not itself cause severe financial hardship.

(d)Suspension From Further Contributions.  Upon obtaining a distribution due to an Unforeseeable Emergency, a Participant’s deferral election will be revoked for the remainder of the Plan Year in which the Participant received such distribution.  The Participant may resume deferrals under the Plan as of the first day of the next Plan Year.

ARTICLE XI

ADMINISTRATION OF THE PLAN

Section 11.01.  Plan Administrator.  The Compensation Committee of the Board of Directos is hereby designated as the Plan Administrator of the Plan.  The Plan Administrator may designate certain specified duties of Plan administration to an individual or group of individuals who, with respect to such duties, shall have all reasonable powers necessary or appropriate to accomplish them.

Section 11.02.  Powers of Plan Administrator.  The Plan Administrator shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a)to interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan;

(b)to determine all questions concerning the eligibility of any Employee to become or remain a Participant and/or an Active Participant in the Plan;

(c)to cause one or more separate Accounts to be maintained for each Participant;

(d)to determine the manner and form of any distribution to be made under the Plan;

(e)to determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(f)to appoint and discharge such trustees, recordkeepers, consultants, counsel (who may be of counsel to any Employer) and other agents and advisers, and to obtain such other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(g)to prescribe the manner and notice period in which any Participant, or his or her spouse or other Beneficiary, may make any election or designation provided under the Plan;

(h)to establish rules for the performance of its powers and duties and for the administration of the Plan;

(i)to establish rules, regulations and procedures under which requests for Plan information from Participants are processed promptly and completely;

(j)to act as agent for the Employer in keeping all records and assisting with the preparation, filing and distribution of all necessary reports and disclosures;

(k)to delegate to one or more persons, severally or jointly, the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan;

(l)to exercise the authority to make decisions and to make changes to the Plan independent of the Board of Directors, including adopting one or more amendments to the Plan that are not anticipated to have a material financial impact on the Plan or the Employers or a material adverse effect on Participants;

(m)to establish, liquidate or consolidate any rabbi trust or secular trust associated with the Plan, with the approval of the Board of Directors; and

(n)to make any and all decisions, to take any and all actions, and to execute any and all documents as the Plan Administrator, its delegate or the officers of the Employer deem necessary or desirable to implement any resolutions made by the Board of Directors and to contribute to the smooth operation of the Plan.

Section 11.03.  Decisions of Plan Administrator.  All decisions of the Plan Administrator, any action taken by the Plan Administrator with respect to the Plan and within the powers granted to it under the Plan, and any interpretation of provision of the Plan by the Plan Administrator shall be conclusive and binding on all persons and shall be given the maximum possible deference allowed by law.

Section 11.04.  Administrative Expenses.  The Plan Administrator shall serve without compensation for his or her services as Plan Administrator.  All expenses incurred in connection with the administration of the Plan or the trust, if any, by the Company, the Employers, the Plan Administrator or otherwise, including trustee, if any, and legal fees and expenses, shall be equitably apportioned among the Employers as determined by the Plan Administrator (in his or her discretion).

Section 11.05.  Eligibility To Participate.  One or more persons acting as the Plan Administrator may be an Eligible Employee and otherwise eligible under Article III to participate in the Plan.  The Plan Administrator shall not act or pass upon any matters pertaining specifically to his or her own Account(s) under the Plan.  For such matters, the Board of Directors of the Company, not including such individual, shall act as the Plan Administrator.

Section 11.06.  Indemnification.  Each of the Employers shall, and by adopting the Plan agrees to, indemnify and hold harmless any of its Employees, officers or directors who may be deemed to be a fiduciary of the Plan, the Company and the Plan Administrator from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve bad faith, gross negligence or willful misconduct on the part of any such individual.

ARTICLE XII

CLAIMS PROCEDURES

Section 12.01.  Filing a Claim.  A claim for benefits not previously elected under a deferral agreement, shall be made in writing by the Participant or, if applicable, the Participant’s Beneficiary, executor or administrator, or authorized representative (collectively, the “Claimant”) to the Plan Administrator within 60 days of the event by which the Claimant claims he or she is entitled to receive benefits under the Plan.

Section 12.02.  Review of Initial Claim.

(a)Initial Period for Review of the Claim.  The Plan Administrator shall review all materials and shall decide whether to approve or deny the claim.  If a claim is denied in whole or in part, written notice of denial shall be furnished by the Plan Administrator to the Claimant within a reasonable time after the claim is filed but not later than 90 days after the Plan Administrator receives the claim.  The notice shall set forth the specific reason(s) for the denial, reference to the specific Plan provisions on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary, and a description of the Plan’s review procedures, including the applicable time limits.

(b)Extension.  If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the Claimant and the extension shall not exceed 90 days.  The notice shall be given before the expiration of the 90‑day period described in Section 12.02(a) above and shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision.

Section 12.03.  Appeal of Denial of Initial Claim.  The Claimant may request a review upon written application, may review pertinent documents and may submit issues or comments in writing.  The Claimant must request a review within the reasonable period of time prescribed by the Plan Administrator.  The time period for such a request shall be at least 60 days.

Section 12.04.  Review of Appeal.

(a)Initial Period for Review of the Appeal.  The Plan Administrator shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not more than 60 days of the receipt of the appeal by the Plan Administrator.  The Claimant shall be notified of the Plan Administrator’s decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific Plan provisions on which the denial is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim.

(b)Extension.  If the Plan Administrator determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the Claimant and the extension shall not exceed 60 days.  The notice shall be given before the expiration of the 60‑day period described in Section 12.04(a) above and shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision.

Section 12.05.  Disability Claims.  If a claim for benefit is based on the Participant’s Disability, the claim will be processed as specified in Section 12.04, except that the following additional rules shall apply:

(a)Notice of Decision.  The Plan Administrator will notify the Claimant of his or her decision within 45 days of receipt of the claim.  The 45-day period may be extended for an additional 30 days if the extension is necessary due to matters beyond the Plan Administrator’s control and the Plan Administrator notifies the Claimant prior to the expiration of the initial 45-day period of the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.  The 30-day extension period can be extended for a second period of 30 days due to matters beyond the Plan Administrator’s control, provided the Plan Administrator again notifies the Claimant prior to the expiration of the first extension period in the same manner as the first extension.  If the Claimant is asked to provide additional information so that the claim can be processed, the Claimant will have 45 days to provide the additional information.  In the case of an adverse determination with respect to a claim, if an internal rule, guideline, protocol or other similar criterion was relied upon in making the decision, the Plan Administrator will notify the Claimant of such reliance and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon written request.

(b)Review Procedures.  A Claimant will have 180 days following the receipt of an adverse determination involving a Disability benefit to request a review of the determination.  If a review of the adverse decision is requested, the following shall apply:

(i)No deference will be given to the initial decision and the review will be conducted by an appropriate individual who is neither the individual who made the initial decision nor a subordinate of that individual.

(ii)If the initial decision was based in whole or in part on a medical judgment, the appropriate individual will consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment.

(iii)The Plan Administrator will provide to the Claimant the identity of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse determination, without regard to whether the advice was relied on in making the determination.

(iv)Any health care professional engaged for purposes of reviewing the initial decision will be an individual who is neither an individual who was consulted in connection with the initial decision nor a subordinate of that individual.

(v)The Plan Administrator shall notify the Claimant of his or her decision on review within 45 days after the request for review is received, or within 90 days if special circumstances require an extension of time, the Claimant is given written notice of the extension within the first 45-day period, and the notice describes the special circumstances and indicates the date a decision is expected to be made.

Section 12.06.  Form of Notice to Claimant.  The notice to the Claimant shall be given in writing or electronically and shall be written in a manner calculated to be understood by the Claimant.

Section 12.07.  Discretionary Authority of Plan Administrator.  The Plan Administrator shall have full discretionary authority to determine eligibility, status and the rights of all individuals under the Plan; to construe any and all terms of the Plan; and to find and construe all facts.

Section 12.08.  Exhaustion of Claims Procedures.  Failure to comply with the claims procedure set forth in this Article XII does not relieve the Company of any obligation to pay benefits pursuant to the Plan.  Compliance with the claims review procedures set forth in this Article XII shall be a condition precedent to the filing of a lawsuit by a Participant or his or her Beneficiary or any person claiming through a Participant or Beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.

ARTICLE XIII

FUNDING

Section 13.01.  Establishment of the Trust.  The Company shall not be required to fund or otherwise segregate assets for the payment of benefits under the Plan.  Notwithstanding the foregoing, however, the Company may, in its sole and absolute discretion, establish a trust under which any contributions to the Plan may be held, administered and managed, subject to the claims of the Employers’ creditors in the event of any Employer’s insolvency, until paid to the Participant and/or his or her Beneficiaries specified in the Plan.  Any trust established pursuant to the Plan is intended to be treated as a grantor trust under the Code, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto or to give the Participant any claim to any assets held thereunder.  Such trust shall be subject to all the provisions of the Plan, shall be property of the Employer until distributed, and shall be subject to the Employers’ general, unsecured creditors and judgment creditors.  Such trust shall not be deemed to be collateral security for fulfilling any obligation of the Employers to the Participants.

Section 13.02.  Participants Remain General Creditors.  Notwithstanding any other provisions of the Plan, the Plan shall be unfunded and the Participants in the Plan shall be no more than general, unsecured creditors of the Employer with regard to benefits payable pursuant to the Plan.  The Company may establish a trust to hold Participants’ Elective Deferrals and Profit Sharing Contributions and earnings thereon.

ARTICLE XIV

MODIFICATION OR TERMINATION OF PLAN

Section 14.01.  Company’s Obligations Limited.  The Plan is voluntary on the part of the Company, and the Company does not guarantee to continue the Plan.  By an appropriate amendment to the Plan, the Company may at any time discontinue Elective Deferrals and Employer Contributions (or any of them) for any reason at any time.

Section 14.02.  Right To Amend or Terminate.  The Company reserves the right to alter, amend or terminate the Plan, or any part of the Plan, in such manner as it may determine.  Any such alteration, amendment or termination (a “Change”) shall take effect upon the date indicated in the document embodying the Change; provided, however, that no Change shall divest any portion of an Account that is then vested under the Plan.

Section 14.03.  Effect of Termination.  If the Plan is terminated, each Participant who is affected by such termination shall have a fully 100% vested and nonforfeitable interest in his or her Account(s).  The Plan shall only be terminated, and funds from all such Participants’ Account(s) shall only become distributable, in accordance with the Participant’s distribution election as provided in Section 4.01.  Notwithstanding the foregoing, the Company may elect to terminate the Plan and make accelerated distributions in accordance with the following:

(a)Corporate Dissolution or Bankruptcy.  If termination of the Plan is due to corporate dissolution or bankruptcy, the Plan Administrator may make an accelerated payment as allowed under Section 409A of the Code upon the later of the calendar year the Plan terminates or the first calendar year in which payment is administratively practicable;

(b)Change in Control.  If termination of the Plan is due to a Change in Control the Plan Administrator may make distributions during the period beginning 30 days prior to and ending 12 months following the change in control event; or

(c)Termination in the Ordinary Course.  If the Company terminates the Plan along with all other programs that would be aggregated with the Plan as provided in Code Section 409A and the guidance thereunder, and this termination is not proximate to a downturn in the financial health of the Company, the Plan Administrator may make distributions no earlier than 12 months after and no later than 24 months after the termination of the Plan.  Under this scenario, the Company shall not adopt a new plan that would be aggregated with the Plan within three years after the termination.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01.  Plan Information.  Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Plan Administrator, shall be furnished with any information requested, to the extent required by applicable law, regarding his or her status, rights and privileges under the Plan.

Section 15.02.  Inalienability.  Except to the extent otherwise directed by applicable law, in no event may a Participant, a former Participant or his or her spouse, Beneficiary or estate sell, transfer, anticipate, assign, pledge or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.  The Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits.

Section 15.03.  Rights and Duties.  No person shall have any rights in or to any fund or other assets of the Plan, or under the Plan, except as, and only to the extent, expressly provided for in the Plan.

Section 15.04.  No Enlargement of Employment Rights.  Neither the establishment or maintenance of the Plan or the making of any contributions nor any action of any Employer, the trustee, if any, or Plan Administrator shall be held or construed to confer upon any individual any right to be continued as an Employee, nor, upon dismissal, any right or interest in any fund or any other assets of the Plan, except to the extent provided in the Plan.  Each Employer expressly reserves the right to discharge any Employee at any time.

Section 15.05.  Apportionment of Duties.  All acts required of the Employers under the Plan may be performed by the Employer for itself.  Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is duly authorized to act for the Employer.

Section 15.06.  Applicable Law.  To the extent not subject to federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with applicable laws of the State of Delaware, without regard to conflict‑of‑law principles.

Section 15.07.  Conformance with Applicable Laws.  Notwithstanding anything contained herein to the contrary, the Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A of the Code.  The Company reserves the right to amend the Plan at any time in order for the Plan to comply with any such laws and regulations.

Section 15.08.  Binding Effect.  The Plan shall be binding upon the heirs and personal representatives of all current and future Participants or Beneficiaries.

Section 15.09.  Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

Section 15.10.  Captions.  The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall they affect the construction of any provision of the Plan.

Section 15.11.  Receipt and Release.  Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employers, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit with responsibility of the Plan Administrator to follow the application of such funds.

Section 15.12.   Offsets.  When any payment becomes due and payable hereunder, the Employer, without notice, demand or any other action, may withhold payment and use the funds to offset any amounts owed by the Participant to the Employer.

EXECUTION

IN WITNESS WHEREOF, Communications Sales & Leasing, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

COMMUNICATIONS SALES & LEASING, INC.

By	/s/ Kenneth A. Gunderman
Title	President and Chief Executive Officer
Dated	August 10, 2015